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                                                                    EXHIBIT 11.1

                                   OPTi INC.
            STATEMENT OF COMPUTATION OF NET INCOME (LOSS) PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)




                                                     YEARS ENDED DECEMBER 31,
                                                     ------------------------
                                                    1996       1995      1994
                                                    ----       ----      ----

Net Income (loss)                                 $(14,058)   $11,250   $14,554

Computation of weighted average common and
   common equivalent shares outstanding:
         Common stock                               12,443     11,033     8,501
         Options                                       ---      2,138     3,926
                                                   -------    -------   -------

         Total weighted average common and
         common equivalent shares outstanding       12,443     13,171    12,436
                                                   =======    =======   =======
Net income (loss) per share                        $ (1.13)   $  0.85   $  1.17
                                                   =======    =======   =======